Exhibit 99.1

Astec Industries, Inc.

News Release

1725 Shepherd Road, Chattanooga, TN  37421  Phone (423) 899-5898   Fax (423) 899-4456

ASTEC INDUSTRIES ANNOUNCES RECEIPT OF $122.5 MILLION PELLET PLANT ORDER

CHATTANOOGA, Tenn. (March 30, 2016) - Astec Industries, Inc. (Nasdaq:  ASTE) today announced it has received an order for the final $122.5 million of a pellet plant order for Highland Pellets along with a related deposit on that order.  The Company also received the remainder of the contracted payment on the first $30 million order.  The Company previously announced receipt of the initial $30 million order on August 20, 2015.  The Company plans to build and deliver the equipment in the additional order during 2016 and will discuss the details of the entire order on its first quarter earnings release conference call.

Commenting on the announcement, Benjamin G. Brock, Chief Executive Officer, stated, "We are pleased to be able to announce that we have been asked to build an additional $122.5 million of equipment to round out the initial $30 million order for the first production line of this multi-line wood pellet plant facility.  Working with great customers like Highland Pellets, we are able to build and deliver world-class equipment for the wood pellet industry."

Astec Industries, Inc. is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling; and wood processing.  Astec's manufacturing operations are divided into three primary business segments:  road building and related equipment (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction and production of fuels, biomass production, and water drilling equipment (Energy Group).

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company.  These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include Highland Pellets decision to cancel, in whole or in part, their order or to forego the optional orders.

For Additional Information Contact:
Benjamin G. Brock
Chief Executive Officer
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: bbrock@astecindustries.com
 or
David C. Silvious
 Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
 E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com